UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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UNIVERSAL INSURANCE HOLDINGS, INC.
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1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 25, 2025

Dear Fellow Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on June 12, 2025 at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida.

Enclosed you will find a notice setting forth the matters to be acted on at the meeting, which include:

•	Election of the 12 nominees for director named in the accompanying Proxy Statement;

•	Advisory vote to approve the compensation of our named executive officers;

•	Ratification of the appointment of our independent registered public accounting firm for fiscal year 2025; and

•	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. We encourage you to submit your proxy over the internet or by telephone in advance of the meeting. If you received your proxy materials by mail, you can also submit your proxy by mail by using the proxy card that was mailed to you. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy card. If you are a beneficial owner of shares held in street name, please follow the instructions to vote provided by your bank, broker or other nominee as indicated on the voting instruction card. Even if you submit your proxy prior to the meeting, you will still be able to attend the meeting and vote your shares in person, as further described in the accompanying Proxy Statement.

Sincerely,

Sean P. Downes
Executive Chairman of the Board

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

Proposals of Business
Date and Time Place Record Date

Thursday, June 12, 2025
9:00 a.m., Eastern Time

Boca Raton Resort & Club

501 E. Camino Real

Boca Raton, Florida

Only shareholders of record at the close of business on April 14, 2025 are entitled to receive notice of, and to vote at, the meeting.

◾ Election of twelve director nominees named in the Proxy Statement to our Board of Directors

◾ Advisory vote to approve the compensation of our Named Executive Officers

◾ Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2025 fiscal year

◾ Such other business as may properly come before the meeting or any adjournment or postponement thereof

Proxy Voting

Please vote promptly. You can vote your shares in advance of the meeting via the internet, by telephone or, if you received a printed set of the proxy materials, by signing, dating and returning the proxy card in the postage-paid envelope provided. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option as further described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki,

Secretary and Principal Accounting Officer

Fort Lauderdale, Florida

April 25, 2025

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company,” “Universal” or “UVE”), of proxies to be voted at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida, on Thursday, June 12, 2025, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the proposals of business set forth in the accompanying Notice of 2025 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2025 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) are available at http://www.proxydocs.com/UVE.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are being mailed to shareholders on April 25, 2025.

PROXY SUMMARY

 Meeting Agenda and Board Vote Recommendations

Proposal Number	Meeting Agenda Proposal	Board Vote Recommendation	Page Reference

1	Election of 12 director nominees named in this Proxy Statement	FOR EACH NOMINEE	8 – 24

2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	25 – 44

3	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025	FOR	45 – 46

 Company Overview and Business Strategy

Universal is a holding company offering property and casualty insurance and value-added insurance services. We develop, market and underwrite insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management, and distribution. Our primary insurance entities, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC” and together with UPCIC, the “Insurance Entities”), offer insurance products through both our appointed independent agent network and our online distribution channels across our multi-state footprint (primarily in Florida). The Insurance Entities seek to produce an underwriting profit (defined as earned premium minus losses, loss adjustment expense, policy acquisition costs and other operating costs) over the long term; maintain a conservative balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit; and generate investment income on assets.

Universal’s strategic focus is on creating a best-in-class experience for our customers and delivering strong shareholder returns across underwriting cycles. While weather-related volatility is an inherent part of property insurance, particularly in coastal markets such as Florida, our strategy includes generating non-risk bearing income that enhances returns in profitable underwriting periods, while serving as a buffer and potentially still allowing for consolidated profitability in challenging underwriting periods. We have more than 25 years of experience providing protection solutions. We continue to focus on disciplined underwriting in opportune markets and maintaining a resilient balance sheet that is enhanced by our reinsurance program. We have made substantial efforts in recent years to innovate across all of our service businesses, including continued development of our digital agency Clovered.com, where we have more than 50 carrier partners, and utilization of digital applications where applicable to adjust claims. We continue to evaluate ways in which we can improve the customer experience across all touchpoints of the insurance value chain.

 Director Nominees

The following table provides summary information regarding each of our Board’s nominees for election as director as well as their tenure and business experience.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk

Sean P. Downes (Executive Chairman)	55	2005	Executive Chairman, Universal Insurance Holdings, Inc.				X

Carol G. Barton	73	2024	Founder and Former Chief Executive Officer of Strategem LLC	X

Shannon A. Brown	68	2022	Former Senior Vice President, FedEx Corporation		X	X

Scott P. Callahan	71	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	Chair			X

Kimberly D. Campos	47	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.					X

Stephen J. Donaghy (CEO)	60	2020	Chief Executive Officer, Universal Insurance Holdings, Inc.

Marlene M. Gordon	58	2020	SVP and Chief Legal Officer, Panera, LLC	X

Francis X. McCahill, III	77	2021	Founder of Homeowners Choice, Inc.				X

Richard D. Peterson	57	2014	CFO of Turn Biotechnologies, Inc.		X	Chair

Michael A. Pietrangelo (Lead Independent Director)	82	2010	Former President and Managing Director of The Theraplex Company, LLC	X	Chair

Ozzie A. Schindler	56	2007	Lawyer with Greenberg Traurig, LLP			X		Chair

Jon W. Springer	55	2013	Director, Universal Insurance Holdings, Inc.				Chair	X

 Governance Highlights

•	Nine of our 12 director nominees are independent.

•

Our independent directors appoint our lead independent director, who is actively engaged and chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with the Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•

When circumstances warrant, we routinely engage with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of their performance.

•

Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries.

•	Our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

 2024 Performance Highlights

Our 2024 financial results reflect execution against strategic priorities and our commitment to returning value to shareholders through dividends and share repurchases (comparisons are to 2023 unless otherwise specified):

Focus on disciplined growth and earnings stability:

•	Direct written premiums increased 7.7% to $2.1 billion.

•	Total revenue increased 9.3% to $1.5 billion; core revenue increased 9.5%* to $1.5 billion.*

•	Diluted earnings per common share of $2.01 and adjusted diluted earnings per common share of $1.79.*

•	Return on average common equity of 16.5% and adjusted return on average common equity of 12.4%.*

•	Clovered.com, our digital agency subsidiary, surpassed $60 million in placed premiums.

•	In 2024, UPCIC wrote its first policy in Wisconsin, a new expansion state.

* This is a non-GAAP financial metric. For the GAAP reconciliation, please see pages 59-61 of the 2024 Annual Report.

Maintain a resilient balance sheet:

•	Debt-to-equity ratio of 27.1% as of year-end.

•	Top of UPCIC’s reinsurance tower for a Florida first event of $2.416 billion.

•	Total unrestricted cash and invested assets of $1.6 billion as of year-end.

Focus on customers, employees and the local community:

•	Customers

•

Universal ensures we are there for our clients in their times of greatest need following a major event. We are consistent mainstays at insurance villages set up by the Florida Department of Financial Services following hurricanes and storms that affect our policyholders. Recently, our employees were activated at insurance villages to respond to Hurricanes Debby, Helene, and Milton (2024), Idalia (2023), and Ian (2022), providing additional services and assistance to our policyholders.

•	To deliver services more efficiently to our policyholders and reduce our paper consumption, we enable our customers to submit claims and view documents electronically through our website.

•	Employees

•	Universal has received Great Place to Work® (GPTW) Certification for five consecutive years.

•

Universal is proud to offer all its employees professional development and growth opportunities. Through our Tuition Assistance Program (TAP), every employee is eligible to receive up to $5,250 annually to enroll in courses, programs, certificates, and degrees from accredited colleges or universities for professional development and advancement.

•	Community

•

In 2024, through our corporate social responsibility initiative, Universal Cares, our organization distributed over $7.25 million in grants, partnerships, and sponsorships to nonprofits and organizations that focus on our three strategic focus areas of housing, the environment, and youth.

•

Universal offers Volunteer Time Off (VTO) to all employees interested in giving back to their community. We are committed to allowing employees to pursue their charitable passions, build goodwill, and change lives for the better. Through this program, employees are compensated for volunteering at a non-profit of their choice.

Return value to shareholders:

•	Declared and paid dividends per common share of $0.77, including a $0.13 special dividend in December.

•	Repurchased 1.1 million shares at an aggregate cost of $21.5 million.

•	In total, returned $44.3 million to shareholders through share repurchases and dividends.

* Excludes preferred stock.

** Includes interest earned on cash and cash equivalents and restricted cash and investment income earned on real estate investments. Net of custodial fees, investment accounting, accounting and advisory fees and expenses associated with real estate investments.

For further details about our 2024 performance, please see our 2024 Annual Report.

Total Shareholder Return (TSR) Results at End of Fiscal 2024

200%
175%
150%
125%
100%
75%
50%
25%
0%
1-year TSR
2-year TSR
3-year TSR
4-year TSR
5-year TSR
UVE
S&P Insurance Select Industry Index
Russell 2000

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, nominated incumbent directors Carol G. Barton, Shannon A. Brown, Scott P. Callahan, Kimberly D. Campos, Stephen J. Donaghy, Sean P. Downes, Marlene M. Gordon, Francis X. McCahill, III, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler and Jon W. Springer for election to the Board to serve as directors until the 2026 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if re-elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

Each nominee was last elected by shareholders at the 2024 Annual Meeting of Shareholders. If elected, each nominee is expected to serve for a one-year term until the 2026 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

 Director Nominees

The director nominees are set forth below. If elected, each nominee is expected to serve for a one-year term until the 2026 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier departure.

Name	Age	Position at the Company	Date of Joining the Board

Carol G. Barton	73	Director	2024

Shannon A. Brown	68	Director	2022

Scott P. Callahan	71	Director	2013

Kimberly D. Campos	47	Director, Chief Information Officer and Chief Administrative Officer	2017

Stephen J. Donaghy	60	Director and Chief Executive Officer	2020

Sean P. Downes	55	Executive Chairman	2005

Marlene M. Gordon	58	Director	2020

Francis X. McCahill, III	77	Director	2021

Richard D. Peterson	57	Director	2014

Michael A. Pietrangelo	82	Director	2010

Ozzie A. Schindler	56	Director	2007

Jon W. Springer	55	Director	2013

Carol G. Barton became a director of the Company in 2024.

Ms. Barton has more than 35 years’ experience in the property and casualty insurance industry, including senior leadership positions at American International Group, Inc. (AIG) and FM Global. Ms. Barton previously served as President of AIG Multinational, where she was a member of the executive leadership team and responsible for the worldwide leadership and strategic direction of AIG’s multinational business operating in >200 territories. Prior to joining AIG in 2012, Ms. Barton served as Senior Vice President of Underwriting and Reinsurance at FM Global, a large specialty property insurance company, where she held global leadership responsibility for all underwriting and reinsurance activities across a multi-billion dollar portfolio. In 2019, Ms. Barton founded Strategem LLC, providing consultation services for insurance organizations as well as executive coaching. Ms. Barton brings to the Board deep experience across global property and energy insurance, risk management, and multinational business.

Shannon A. Brown became a director of the Company in 2022.

In November 2022, after a long and distinguished career, Mr. Brown retired from his position as Senior Vice President, Eastern Division U.S. Operations and Chief Diversity Officer at FedEx Corporation, the world’s largest express transportation company. From 2008 to 2018, Mr. Brown served as Senior Vice President and Chief Human Resources & Diversity Officer of FedEx; and prior to that, he held a series of leadership positions at FedEx. Since 2016, Mr. Brown has served on the board of Cadance Bank (NYSE: CADE). He is lauded as a business trailblazer and one of the most iconic executives in the company’s 50-year history. Mr. Brown brings extensive operational and human resources expertise to the Board.

Scott P. Callahan became a director of the Company in 2013.

Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors, LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. From 2002 to 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. Mr. Callahan’s broad knowledge of the reinsurance industry allows him to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Kimberly D. Campos became a director of the Company in 2017.

Ms. Campos joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Campos spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and address ongoing compliance with regulatory requirements. Ms. Campos brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Stephen J. Donaghy became a director of the Company in

2020. Mr. Donaghy became Chief Executive Officer of the Company in 2019 and was previously the Chief Operating Officer of the Company from 2016 until his appointment as Chief Executive Officer. He also served as our Secretary from 2013 to 2019, Chief Marketing Officer from 2015 to 2016, Chief Administrative Officer from 2013 to 2015, Chief Information Officer from 2009 to 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer. As our Chief Executive Officer, Mr. Donaghy provides substantial insight on the Board regarding the operations of the Company.

Sean P. Downes became Executive Chairman in 2019.

Prior to being the Executive Chairman, Mr. Downes was Chairman of the Board of Directors and Chief Executive Officer of the Company from 2013 to 2019. Mr. Downes also served as President of the Company from 2013 to 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Alder Adjusting Corporation (formerly Universal Adjusting Corporation), a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Marlene M. Gordon became a director of the Company in

2020 and has more than 25 years of experience serving as legal counsel within the consumables and service industries and championing women’s leadership in the workplace. Mrs. Gordon has served as Senior Vice President and Chief Legal Officer and Corporate Secretary for Panera Brands, Inc., one of the world’s largest fast-casual food service restaurant platforms, comprised of Panera Bread®, Caribou Coffee® and Einstein Bros.® Bagels, since 2022. Mrs. Gordon previously served as Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary for Del Monte Fresh Produce Company, a global producer, marketer and distributor of fruit and vegetable products, from 2020 to 2022, and she previously served as Chief Legal, Compliance & Communications Officer and Corporate Secretary at Del Monte from 2018 to 2022. Prior experience includes approximately six years at Bacardi U.S.A., Inc., a spirits company, where she served most recently as Vice President, General Counsel for North America, in addition to serving as the Global Chair for Bacardi’s Women-In-Leadership Program, an initiative that was founded with the mission of unleashing the potential of current and future female leaders at Bacardi to drive sustainable top and bottom line business growth. Prior to Bacardi, Mrs. Gordon spent 14 years at Burger King Corporation, serving most recently as Vice President, Assistant General Counsel, in addition to serving as chair of the company’s Women’s Leadership Forum. Mrs. Gordon brings to the Board substantial leadership experience along with compliance and corporate governance expertise.

Francis X. McCahill, III became a director of the Company in

2021. Mr. McCahill began his insurance career in 1972 with the Wall Street brokerage firm Frank B. Hall serving as junior account executive in the marine insurance department. He went on to manage the worldwide corporate risk management departments of three Fortune 500, multi-national corporations: Bristol Myers-Squibb, Norton Simon, Inc., and Harris Corporation. In 1989, he joined Johnson & Higgins, Inc. as a Vice President. From there he founded Cypress Underwriters, a regional property & casualty managing general agency. Ultimately, Mr. McCahill was a founder, President and CEO of Homeowners Choice, Inc. a Florida homeowners insurance company. Mr. McCahill’s broad knowledge of the homeowners insurance industry and of risk management allows him to provide valuable perspectives to the Board.

Richard D. Peterson became a director of the Company in

2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Since 2022, Mr. Peterson has served as Chief Financial Officer of Turn Biotechnologies, Inc., a private biotechnology company. From 2021-2022, Mr. Peterson served as Chief Financial Officer of Clarus Therapeutics, a specialty pharmaceutical company. Mr. Peterson previously served as the Chief Financial Officer of various biotech companies from 2015 to 2020, including the publicly traded Botanix Pharmaceuticals, Sienna Biopharmaceuticals, Inc. and Novan, Inc. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation, a New York Stock Exchange (“NYSE”) listed company, from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company

in 2010. Since 1998, Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Smith, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014. More recently, through 2020, Mr. Pietrangelo served as the President and Managing Director of The Theraplex Company, LLC, a privately held skin care company. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in

2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig, LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York state bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013

and was an executive with the Company from 2006 until his retirement in 2021. Mr. Springer served as President and Chief Risk Officer of the Company from 2016 until 2021. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Evolution Risk Advisors, Inc. (formerly Universal Risk Advisors, Inc.), a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Evolution Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

 Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

Pursuant to our Corporate Governance Guidelines, the Board seeks members from diverse professional and personal backgrounds, and considers an individual’s independence, skills and experience in the context of the needs of the Board. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance. The Board assesses its effectiveness in this regard as part of the annual Board and committee evaluation process. Three of our director nominees are racially and ethnically diverse, three of our director nominees are women, and nine of our director nominees are men.

The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, the Nominating and Governance Committee will consider any director nominees recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Personal and professional attributes and skills of the nominees

Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

Out of 12 board nominees

 Corporate Governance Framework

The Board’s leadership structure is designed so that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence, corporate responsibility and accomplishing our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), Whistleblower Policy (“Whistleblower Policy”), our enterprise risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct, Whistleblower Policy and the charters of each Board committee are available at www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies, procedures, charters, and practices in order to provide appropriate standards of corporate governance.

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Nine of our 12 director nominees are independent.

	•	Messrs. Downes and Donaghy and Ms. Campos are the members of management who serve as directors.

Board Composition	•

The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.

Lead Independent Director	•	Our independent directors appoint our lead independent director.
•

Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.

	•	Our Audit Committee, Compensation Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.

	•	Chairs of the Board committees shape the agenda and information presented to their committees.

Board Oversight of Risk Management	•

The Board seeks to facilitate the identification and appropriate management of material risks, and the Board and its committees regularly review material operational, financial, compensation, environmental and social risks and compliance risks with senior management.

Accountability	•	Our directors are elected annually.

	•	When circumstances warrant, we engage with our largest shareholders, and we have established a mechanism to allow shareholders to communicate any concerns anonymously to our independent directors.

Open Communications	•	Our committees report to the Board regularly.

	•	The Board promotes open and frank discussions with management.

	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.

Director Education	•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.

Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

Director Stock Ownership	•	Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries.

Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation, that will be triggered by certain restatements of our financial statements in accordance with applicable SEC rules and NYSE listing standards.

	•	Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held 4 meetings during 2024. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors then in office were present at the 2024 Annual Meeting of Shareholders. In addition, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2024.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. Currently, our Board leadership structure consists of a lead independent director, an Executive Chairman (who was our former CEO), and strong committee chairs. The Board believes that our current structure provides necessary independent leadership and engagement while maintaining the benefit of having our former CEO chair regular Board meetings as important strategic and business matters are discussed. In addition, our Chief Executive Officer, who is the individual primarily responsible for management of our Company, is also an active and engaged member of our Board. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. In 2019, we separated the Chairman and Chief Executive Officer roles; Sean P. Downes assumed the role of Executive Chairman, and Stephen J. Donaghy was appointed as the Company’s Chief Executive Officer.

The Board believes that our shareholders are best served at this time by having Mr. Downes continue his role as Executive Chairman of the Board, in view of his tenure and experience with the Company. As Executive Chairman, Mr. Downes continues to set agendas for, and to lead Board discussions of, strategic matters affecting our business at the time. Our Executive Chairman is appointed annually by all the directors. The Executive Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials. Mr. Downes also works closely with Mr. Donaghy on significant corporate strategic matters and in day-to-day management of business operations as outlined below under “Role of Executive Chairman.”

The Board believes that its programs for overseeing risk, as described under “The Board’s Role in Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the risk oversight function of the Board did not significantly impact its selection of the current leadership structure.

Role of Executive Chairman

We believe that the role of our Executive Chairman is critical to the Company and its performance. Relative to Florida homeowners insurance peers, the vast majority of which are private, Universal’s structure is far more complex and vertically integrated. In addition to running two homeowners’ insurance subsidiaries, Universal’s enterprise also includes a full-service claims adjusting operation, one of the largest captive property insurance law firms in Florida, a full-fledged reinsurance brokerage subsidiary and a digital insurance agency (including a direct-to-consumer sales platform). This unique structure serves to significantly enhance returns on equity, while also providing a meaningful buffer in challenging underwriting periods.

While our CEO oversees the core homeowners insurance subsidiaries and has overall responsibility for the consolidated entity, our Executive Chairman oversees the aforementioned claims adjusting, legal and reinsurance brokerage subsidiaries, which are critical to Universal’s long-term success and ability to create sustainable, long-term value for shareholders. Our Executive Chairman specifically is well positioned to lead these areas, as he built Universal’s claims adjusting, legal and reinsurance brokerage departments from the ground up and was the visionary behind the Company’s vertically integrated structure. Additionally, his experience, unique skill set, industry relationships and Florida homeowners insurance market expertise are invaluable to the Company, as he has over 25 years of executive level experience in Universal’s core market and product segment.

This partnership approach between our CEO and Executive Chairman has allowed Universal to thrive relative to Florida homeowners insurance peers both during challenging and successful periods for the industry, and it provides our CEO with additional time to effectively lead the overall organization and concentrate on strategic priorities. We firmly believe this partnership approach best serves both the interests of the Company and our shareholders.

Independence of Our Directors and Director Nominee

NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes and Donaghy and Ms. Campos, is an “independent director,” as such term is defined by NYSE rules.

Lead Independent Director; Meetings of Independent Directors

Michael A. Pietrangelo has served as the lead independent director since 2014. Our independent directors met 2 times in executive session in 2024. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The Board consults with an outside law firm as an external evaluator. This evaluation process also considers individual director performance. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Enterprise risk management and key risks identified by management are overseen by the Board and its committees. These include key risks such as pricing/underwriting, strategic, reserving, and legal risks as well as operational, market, liquidity, credit and reputational risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers. The Board, through its committees, also oversees the Company’s dedicated Enterprise Risk Management (“ERM”) function, as described below.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy. The Risk Committee assists in managing risk by developing and overseeing the risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls. The Risk Committee receives a comprehensive periodic risk report, which describes the Company’s key risk exposures using quantitative and qualitative assessments and includes information about breaches or exceptions. The Risk Committee also provides oversight of cybersecurity and privacy risks, including overseeing management’s efforts to monitor and mitigate those risks and reviewing with management any significant privacy and cybersecurity incidents and the effectiveness of the Incident Management and Information Security Plan. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.

Enterprise Risk Management

We maintain a dedicated ERM function that is responsible for analyzing and reporting the Company’s risks; facilitating monitoring to ensure the Company’s risks remain within its appetites, limits and tolerances; and ensuring, on an ongoing basis, that our ERM objectives are met. This includes ensuring that proper risk controls are in place; risks are effectively identified, assessed, and managed; and key risks to which the Company is exposed are appropriately disclosed. The ERM function plays an important role in fostering the Company’s risk management culture and practices.

In light of the segment of the insurance industry in which we operate, we maintain a moderate to high appetite for underwriting risk, which seeks to provide profitable growth for our shareholders while managing our risk with disciplined pricing and portfolio management standards. We mitigate our underwriting risk with sound reinsurance protection, effective operational policies and procedures, and capital management strategies.

Enterprise Risk Management Framework

Our ERM framework provides a platform to assess the risk/return profiles of risks throughout the organization to enable enhanced decision-making by business leaders. A certain level of risk is inherent in the business activities of the Company. Therefore, there is a strong risk management culture and ERM framework embedded within the organization. The level of acceptable risk is memorialized in the Company’s risk appetite and tolerance statements and is based on the tradeoff of assumed risk versus the expected value of the opportunity or how much risk the Company is willing to accept in the pursuit of value. The risk appetite is articulated as the overall statement that describes the Company’s risk-reward profile while highlighting the types and level of risks assumed in pursuit of the Company’s business objectives. The tolerance statements are established for all key risk categories and are expressed as a measure of the level of variation around business objectives that the Company is willing to accept. Both the risk appetite and tolerance statements are reviewed, refreshed as necessary and approved annually to adjust with the desired level of risk exposure.

Proactive monitoring and reporting enable early detection and mitigation of emerging risks. The Risk Committee reviews the risk appetite and tolerance statements and oversees the design of the framework. The framework facilitates management and Board decision-making. The Company has devoted significant resources to developing its ERM program and expects to continue to do so in the future.

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Conduct, or a waiver from a provision of the Code of Conduct granted to a senior executive officer, the Company intends to post such information promptly on its website.

Insider Trading Policies and Procedures
We have insider trading policies and procedures that govern the purchase, sale, and other disposition of our securities by our directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards of the NYSE. A copy of our Insider Trading Policy is filed with our 2024 Annual Report as Exhibit 19.
Governance Guidelines
Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.
Shareholder Communications
We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling
(877) 778-5463,
which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Gary Lloyd Ropiecki, at Universal Insurance Holdings, Inc.,
1110
West Commercial Boulevard, Fort Lauderdale, Florida 33309. All communications are reviewed by the Head of the Audit Committee and the Head of Internal Audit and provided to the members of our Board of Directors as appropriate.
We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters.
Corporate Responsibility
Our shareholders, customers and other stakeholders have increasingly expressed interest in our sustainability efforts. We value being a responsible corporate citizen and engage with our investors, customers, employees, agents and brokers, rating agencies and other stakeholders on business issues and corporate responsibility topics. We also provide robust and detailed information on the key sustainability initiatives on our website, https://universalinsuranceholdings.com. We are continually evaluating our strategic approach to corporate responsibility and have implemented various initiatives to address sustainability issues, including appointment of a Director of Sustainability to oversee these efforts for the organization.
Corporate Governance and Ethics
We are committed to promoting corporate responsibility and achievement of our financial goals through responsible development and execution of corporate strategy. The Board provides continuing oversight of our governance processes. With a commitment to ethics, we conduct our business in accordance with our Code of Conduct, which emphasizes treating all employees and customers with fairness, decency and good citizenship. We also conduct employee ethics training modules on an annual basis. For more information on our governance practices, see “Governance Highlights” and the accompanying discussion above
.

 Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding over committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee

Carol G. Barton	I	Member

Shannon A. Brown	I			Member	Member

Scott P. Callahan	I	Chair	Member

Kimberly D. Campos						Member

Stephen J. Donaghy

Sean P. Downes	C		Member

Marlene M. Gordon	I	Member

Francis X. McCahill, III	I		Member

Richard D. Peterson	I, E			Member	Chair

Michael A. Pietrangelo	I, LD	Member		Chair

Ozzie A. Schindler	I, E				Member	Chair

Jon W. Springer	I		Chair			Member

I - Independent Director; C - Chairman of the Board; LD - Lead Director; E - Audit Committee Financial Expert

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure, including overseeing the preparation of financial statements. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

•	The Audit Committee held 6 meetings in 2024.

•

The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

•	The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the Company’s equity compensation plans, and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

•	The Compensation Committee held 3 meetings in 2024.

•	The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

•	The Nominating and Governance Committee held 8 meetings in 2024.

•	The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; monitoring compliance with legal and regulatory requirements pertaining to investment and capital management; and assessing the competence and performance of the Company’s third-party investment advisors. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisors.

•	The Investment Committee held 3 meetings in 2024.

•	The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Risk Committee

The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s ERM capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures. The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

•	The Risk Committee held 4 meetings in 2024.

•	The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

 Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the chairs of our Compensation Committee, Investment Committee, Nominating and Governance Committee and Risk Committee each receive an additional annual cash retainer of $15,000, while the chair of our Audit Committee and our Lead Independent Director each receive an additional cash retainer of $20,000.

In addition, the Company maintains a non-employee director compensation policy pursuant to which, on the date of each annual meeting of shareholders, each continuing non-employee director is to be granted shares of restricted stock or restricted stock units with a grant date fair market value of $65,000.

In 2024, Messrs. Downes and Donaghy and Ms. Campos were employees of the Company and did not receive additional compensation for their Board service.

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2024.

Name	Fees Paid in Cash	Stock Awards (1)	All Other Compensation		Total

Carol G. Barton (2)	$46,750	$—	$—		$46,750

Shannon A. Brown	$85,000	$65,002	$—		$150,002

Scott P. Callahan	$100,000	$65,002	$—		$165,002

Marlene M. Gordon	$85,000	$65,002	$—		$150,002

Francis X. McCahill, III	$85,000	$65,002	$—		$150,002

Richard D. Peterson	$105,000	$65,002	$—		$170,002

Michael A. Pietrangelo	$120,000	$65,002	$—		$185,002

Ozzie A. Schindler	$100,000	$65,002	$—		$165,002

Jon W. Springer	$100,000	$65,002	$41,270	(3)	$206,272

Joel M. Wilentz, M.D. (4)	$42,500	$—	$—		$42,500

(1)

Represents restricted stock awards covering 3,491 shares of common stock for each director. The dollar value represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions. Dividends, if any, on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. These restricted stock awards vest 100% one year following the grant date. As of December 31, 2024, each of our non-employee directors held 3,491 shares of unvested restricted stock except for Ms. Barton, who did not hold any shares of restricted stock.

(2)	Ms. Barton joined the Board in June 2024.
(3)	Represents health insurance premiums for Mr. Springer’s coverage under Company plans as a former employee.
(4)	Dr. Wilentz did not stand for re-election at the 2024 Annual Meeting.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the base annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Information About Our Executive Officers

Our executive officers are appointed annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position

Stephen J. Donaghy	60	Chief Executive Officer and Director

Sean P. Downes	55	Executive Chairman

Frank C. Wilcox	59	Chief Financial Officer

Kimberly D. Campos	47	Chief Administrative Officer, Chief Information Officer and Director

Biographical information about our executive officers is as follows.

Stephen J. Donaghy. For biographical information on Stephen J. Donaghy, see “Director Nominees.”

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Frank C. Wilcox became the Chief Financial Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013 and as the Company’s Principal Accounting Officer from 2013 to 2022. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, The Blackstone Group, Dean Witter, Credit Suisse First Boston and American Express Financial Advisors. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Campos. For biographical information on Kimberly D. Campos, see “Director Nominees.”

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2024. The only equity compensation plans in effect on December 31, 2024 were the Company’s 2009 Omnibus Incentive Plan, as amended from time to time (“2009 Plan”) and the Company’s 2021 Omnibus Incentive Plan, as amended from time to time (the “2021 Plan”) and future awards may only be granted under the 2021 Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity compensation plans approved by security holders	3,506,586	$19.62	1,244,907

Equity compensation plans not approved by security holders	—	$—	—

Total	3,506,586	$19.62	1,244,907

(1)

This column reflects all stock options, restricted stock, restricted stock units and performance share units (assuming target achievement of performance goals) granted under the 2009 Plan and 2021 Plan that were outstanding as of December 31, 2024.

(2)

This column reflects the weighted-average exercise price of stock options granted under the 2009 Plan and 2021 Plan that were outstanding as of December 31, 2024. Restricted stock, restricted stock units, and performance share units reflected in column (a) are not reflected in this column as they do not have an exercise price.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the compensation paid to our Named Executive Officers (the “Say on Pay Vote”), as disclosed in the Compensation Discussion and Analysis, the executive compensation tables and related narrative in this Proxy Statement. Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

Following a disappointing Say on Pay Vote at our 2023 Annual Meeting, we engaged in robust shareholder outreach and revised various elements of our program in response to concerns raised. At our 2024 Annual Meeting approximately 95% of the votes cast approved of our executive officer compensation program described in our 2024 Proxy Statement. We believe that our program, as revised, is well designed to attract, retain and motivate high caliber executive talent that will enable the Company to maximize operational efficiency and long-term profitability, to align compensation with Company financial performance and closely tie management interests to long-term shareholder value creation.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holdings, Inc.’s Named Executive Officers, as described in the Compensation Discussion and Analysis, the executive compensation tables and related narrative in this Proxy Statement.”

After considering feedback received from our advisory vote on the frequency of future Say on Pay Votes at our 2023 Annual Meeting, our Board has determined to hold an annual Say on Pay Vote. Accordingly, the next Say on Pay Vote following the Annual Meeting will be held at our 2026 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program and compensation principles for the following individuals, who constitute our Named Executive Officers or “NEOs” for 2024:

Name	Position

Stephen J. Donaghy	Chief Executive Officer (CEO)

Sean P. Downes	Executive Chairman

Frank C. Wilcox	Chief Financial Officer (CFO)

Kimberly D. Campos	Chief Information Officer and Chief Administrative Officer (CIO and CAO)

The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. Because we only have four executive officers, each of our executive officers are Named Executive Officers.

 2024 Say on Pay

At the 2024 Annual Meeting, 95% of the votes cast on the Say on Pay proposal voted in favor of the Company’s NEO compensation. We place tremendous value on the viewpoints of our shareholders and are grateful for their confidence in our executive compensation program. We believe that our program is well designed to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability, to align compensation outcomes with Company financial performance and to closely tie management interests to long-term shareholder value creation. Given strong shareholder support at the 2024 Annual Meeting, we did not make any changes to our compensation program as a result of this vote.

 Compensation Philosophy and Key Considerations in Setting Compensation

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executives who will work well as a team to drive Company growth and profitability;

•	align with our pay-for-performance philosophy

•	drive long-term, sustainable value creation for shareholders;

•	balance both short- and long-term focus;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	the voting results of the most recent annual Say on Pay resolution;

•	individual performance;

•	the Company’s executive talent strategy and needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of outside legal counsel and information provided by the Compensation Committee’s independent compensation consultant.

 Executive Compensation Governance Best Practices

We follow good governance practices that our Compensation Committee believes are in the best interests of our shareholders. These practices include the following:

What We Do	What We Don’t Do
✓ Emphasize at-risk pay and pay for performance	× Significant perquisites
✓ Maintain a clawback policy applicable to all NEOs	× Supplemental pension or retirement plans for our NEOs
✓ Engage an independent compensation consultant	× Hedging or pledging of Company shares by executives
✓ Perform annual risk assessments of compensation programs	× Current dividends paid on unearned or unvested equity awards
✓ Provide at least 50% of long-term incentive awards as performance-based	× Single-trigger cash payments or tax gross-ups upon a change in control
✓ Maintain stock ownership guidelines for our non-employee directors, CEO and Executive Chairman	× Repricing or exchange of underwater stock options without stockholder approval

 2024 CEO and Other NEO Pay Mix

To align pay levels for our CEO with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives. As illustrated below, approximately 76% of our CEO’s 2024 total target compensation (i.e., base salary, target annual cash incentive, and target long-term equity incentives) is variable and at-risk. Additionally, 60% of our other NEO’s aggregate 2024 total target compensation is variable and at-risk.

CEO 2024
TARGET COMPENSATION MIX

24%
36%
20%
20%
Base Salary
Target Annual Cash Incentive
Time-Based Long-Term Incentives
Performance-Based Long-Term Incentives

All OTHER NEO 2024 TARGET COMPENSATION MIX

40%
30%
15%
15%
Base Salary
Target Annual Cash Incentive
Time-Based Long-Term Incentives
Performance-Based Long-Term Incentives

 Executive Chairman’s Role

We believe that the role of our Executive Chairman is critical to the Company and its performance. Relative to Florida homeowners insurance peers, the vast majority of which are private, Universal’s structure is far more complex and vertically integrated. In addition to running two homeowners’ insurance subsidiaries, Universal’s enterprise also includes a full-service claims adjusting operation, one of the largest captive property insurance law firms in Florida, a full-fledged reinsurance brokerage subsidiary and a digital insurance agency (including a direct-to-consumer sales platform). This unique structure serves to significantly enhance returns on equity, while also providing a meaningful buffer in challenging underwriting periods.

While our CEO oversees the core homeowners insurance subsidiaries and has overall responsibility for the consolidated entity, our Executive Chairman oversees the aforementioned claims adjusting, legal and reinsurance brokerage subsidiaries, which are critical to Universal’s long-term success and ability to create sustainable, long-term value for shareholders. Our Executive Chairman specifically is well positioned to lead these areas, as he built Universal’s claims adjusting, legal and reinsurance brokerage departments from the ground up and was the visionary behind the Company’s vertically integrated structure. Additionally, his experience, unique skill set, industry relationships and Florida homeowners insurance market expertise are invaluable to the Company, as he has over 25 years of executive level experience in Universal’s core market and product segment.

This partnership approach between our CEO and Executive Chairman has allowed Universal to thrive relative to Florida homeowners insurance peers both during challenging and successful periods for the industry, and it provides our CEO with additional time to effectively lead the overall organization and concentrate on strategic priorities. We firmly believe this partnership approach best serves both the interests of the Company and our shareholders.

In setting the Executive Chairman’s compensation, the Compensation Committee took into account the need to both retain and motivate someone of Mr. Downes’ caliber, tenure and skill set, the criticality of his role specific to the Company and its ability to execute on its strategic objectives, his prior role as CEO of the Company, his performance and his impact on driving long-term shareholder value creation.

 2024 Compensation Components

Base Salary

Base salaries for each Named Executive Officer are set forth in their respective employment agreements. In general, base salaries for our Named Executive Officers are set after considering a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. The objective in setting base salaries is to provide an appropriate level of fixed compensation that will promote executive recruitment and retention. The base salaries of Mr. Wilcox and Ms. Campos increased by approximately 20% and 10% from 2023 levels, respectively in light of individual performance and internal pay equity considerations. The base salaries of Messrs. Donaghy and Downes have not changed since 2021. For 2024, our NEO’s base salaries were as follows:

Name	2024 Annual Base Salary

Stephen J. Donaghy	$1,000,000

Sean P. Downes	$1,000,000

Frank C. Wilcox	$600,000

Kimberly D. Campos	$375,000

Annual Cash Incentive Award

For 2024, each of our NEOs was each eligible to receive an annual cash incentive award based on achievement with respect to three performance metrics – net operating ratio, gross premiums written (“GPW”), and a qualitative assessment of job performance – each weighted and defined as set forth below. In an effort to promote close alignment with stockholder interests, cash incentive award payouts are capped at the “target” level, unless the Company’s stock price performance for the year ranks in the top third of the Russell 3000. The Compensation Committee believes that net operating ratio and gross premiums written growth effectively incentivize overall performance, as they balance profitability and top-line growth.

2024 Cash Incentive Award Performance Metrics
Weighting	Performance Metric	Threshold	Target	Max

50%	Net operating ratio*	100%	95%	90%

30%	GPW** growth	3.5%	7%	15%

20%	Qualitative	Qualitative

*

Net operating ratio’s numerator is calculated as the sum of losses & loss adjustment expense, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

**	GPW reflects gross premiums written.

2024 NEO Cash Incentive Targets
NEO	Target

Stephen J. Donaghy	150% of base salary

Sean P. Downes	100% of base salary

Frank C. Wilcox	$ 350,000

Kimberly D. Campos	$ 125,000

2024 NEO Cash Incentive Payout Opportunity
NEO	Threshold (as a % of Target)	Target	Max (as a % of Target)

Stephen J. Donaghy	50%	100%	200%

Sean P. Downes	50%	100%	200%

Frank C. Wilcox	75%	100%	125%

Kimberly D. Campos	75%	100%	125%

In 2024, the net operating ratio for the year was 94.0%. As a result, this component of the annual cash incentive award paid out modestly above the target level. The Company’s gross premiums written growth was 7.7% in 2024, which was slightly above the target level of 7%. The Company’s stock price performance in 2024 was in the top third of the Russell 3000.

With respect to the qualitative criteria of the annual cash incentive award, the Compensation Committee determined that Messrs. Donaghy and Wilcox and Ms. Campos fully met the Compensation Committee’s expectations and determined this component of their annual cash incentive to be achieved at target level. The Compensation Committee considered several factors, including each executive’s strong leadership in a challenging Florida homeowners insurance environment, strong execution of Universal’s underwriting, marketing and finance departments and successful placement of Universal’s 2024-2025 catastrophe reinsurance program. In particular, the Compensation Committee determined that Mr. Downes’ performance meaningfully exceeded their expectations, and determined this component of his annual cash incentive award to be achieved at the maximum level. The Compensation Committee considered several factors, including Mr. Downes’ instrumental leadership role in managing the claims response across three separate hurricanes (Debby, Helene and Milton) in fiscal 2024, a very active hurricane season by any measure. In total, Mr. Downes led Universal’s response to over 38,000 claims associated with these 2024 storms. Additionally, Mr. Downes played a key role in restructuring the subrogation department in 2024, improving its efficiency and ability to evaluate and investigate claims eligible for subrogation recoveries, leading to improved settlement amounts per claim. Finally, under Mr. Downes’ leadership of the claims and litigation departments, in 2024 Universal experienced a 27% year-over-year reduction in incoming lawsuits and a 31% reduction in active lawsuit inventory.

As a result of this strong fiscal 2024 performance, the annual cash incentive award paid out at 117.9% of target level overall across the four NEOs. Individual payouts are set forth below.

2024 NEO Cash Incentive Award Payouts
NEO	Target	Payout	Payout %
Stephen J. Donaghy	$1,500,000	$1,689,910	112.7%
Sean P. Downes	$1,000,000	$1,326,606	132.7%
Frank C. Wilcox	$350,000	$361,078	103.2%
Kimberly D. Campos	$125,000	$128,957	103.2%

Equity Incentive Compensation
In general, the Company uses equity awards to align executives’ interests with shareholders’ interests, to focus executives on delivering long-term value to shareholders and to retain executives. Restricted stock units (“RSUs”) are generally settled in common stock upon vesting (but may be cash settled to the extent that such is determined appropriate in the Compensation Committee’s discretion) and are subject to time-based vesting requirements. Performance stock units (“PSUs”) are also generally settled in common stock upon vesting (but may be cash settled to the extent that such is determined appropriate in the Compensation Committee’s discretion) and are subject to both time-based and performance-based vesting requirements. Dividend equivalents are accrued on both RSUs and PSUs and are paid out in cash at the time, and to the extent, that the underlying award vests and shares are delivered to the executive in settlement of the award.
In 2024, each of the Named Executive Officers received an annual equity grant comprised 50% of RSUs and 50% of PSUs. Mr. Donaghy received $875,000 in RSUs and $875,000 in PSUs; Mr. Downes received $500,000 in RSUs and $500,000 in PSUs, Mr. Wilcox received $150,000 in RSUs and $150,000 in PSUs and Ms. Campos received $75,000 in RSUs and $75,000 in PSUs. The RSUs vest ratably over a three-year period. The PSUs will vest following the conclusion of a three-year performance period that runs through the end of fiscal 2026, but only to the extent that the performance criteria in the table below are met, with no vesting for performance below threshold. The Compensation Committee believes that adjusted book value per share growth is a metric that effectively measures
long-term performance, as it reflects both underlying profitability and balance sheet strength.

2024 PSU Equity Vesting Criteria
Criteria	Threshold	Target	Max
3-year adjusted* book value per share growth	5%	10% - 25%	50%

*	Excludes cumulative dividends declared for target level achievement and below and accumulated other comprehensive income.
In establishing the book value per share growth performance targets for the 2024 PSUs, the Compensation Committee approved a performance range of results that would result in a “target” payout, requiring significant stretch performance in order to achieve above-target results on the awards.

2024 Three-Year PSU Payout Opportunity
NEO	Threshold (as a % of Target)	Target	Max (as a % of Target)
Stephen J. Donaghy	50%	100%	200%
Sean P. Downes	50%	100%	200%
Frank C. Wilcox	75%	100%	125%
Kimberly D. Campos	75%	100%	125%
2022 PSU Payout
On February 21, 2025, following the completion of the three-year performance period on December 31, 2024, the Compensation Committee certified final achievement with respect to the 2022 PSUs granted to Messrs. Donaghy and Downes. For the three-year performance period, the Company achieved three-year adjusted book value per share growth of 15.7%, resulting in a payout of 138% of target level of units granted. The Compensation Committee settled up to the target number of units granted in shares of our common stock, with the excess settled in cash based on the closing price per share on February 20, 2025.
Perquisites and Other Benefits
In 2024, the Company provided the following benefits to each of the Named Executive Officers: (1) C ompa
ny-paid medical, dental, disability and other insurance premiums and (2) an annual automobile allowance. The Company also provided Company-paid premiums for term life insurance and tuition assistance benefits for certain NEOs.
Our NEOs also participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. The Company does not provide its NEOs with any tax-qualified
or nonqualified defined benefit pension plans, supplemental
executi
ve retirement plans, deferred compensation plans or other forms of supplemental retirement compensation.

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to the Company’s executive officers at its meeting in the first quarter of each year. Additionally, awards to non-executive employees are typically presented to the Compensation Committee and granted in the fourth quarter of each year. In special circumstances, including the hiring or promotion of an individual or where the Compensation Committee determines it is in the Company’s best interest, the Compensation Committee may approve grants to be effective at other times. The Company may change its equity grant practices in the future. The Company did not grant any stock options or stock appreciation rights in 2024. The Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Clawback Policy

The Company maintains a Compensation Recoupment Policy (the “Clawback Policy”) which complies with listing standards adopted by the NYSE to implement Exchange Act Rule 10D-1. Under the Clawback Policy, the Company will recoup any excess incentive-based compensation earned by an executive officer, on or after October 2, 2023 and during a three fiscal year look-back period, in the event of a financial restatement if a lesser amount of incentive-based compensation would have been earned had such incentive-based compensation been determined based on the restated results. For purposes of the Clawback Policy, incentive-based compensation includes any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure.

No Hedging or Pledging Shares

Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness. Other Company employees are not subject to these restrictions.

Stock Ownership Guidelines

Under our Stock Ownership Guidelines, the CEO and the Executive Chairman are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries. As of March 31, 2025, each of Messrs. Donaghy and Downes were in compliance with these guidelines.

Compensation Risk Assessment

Our employee compensation program is intended to address, among other things, whether the program pays for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our Clawback Policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

 Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael A. Pietrangelo, Chair

Shannon A. Brown

Richard D. Peterson

 2024 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the last three years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Options Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Stephen J. Donaghy, Chief Executive Officer and Director	2024	$1,000,000	—	$1,750,008	—	$1,689,910	$69,526	$4,509,444
	2023	$1,000,000	—	$1,750,002	—	$1,467,418	$70,534	$4,287,954
	2022	$1,000,000	—	$750,002	$307,827	$750,000	$770,564	$3,578,393

Sean P. Downes, Executive Chairman	2024	$1,000,000	—	$1,000,000	—	$1,326,606	$95,167	$3,421,773
	2023	$1,000,000	—	$999,990	—	$978,278	$464,831	$3,443,099
	2022	$1,000,000	—	$999,994	$511,222	$500,000	$74,984	$3,086,200

Frank C. Wilcox, Chief Financial Officer	2024	$596,154	—	$300,020	—	$361,078	$56,896	$1,314,148
	2023	$500,000	$300,000	—	—	—	$60,035	$860,035
	2022	$500,000	$300,000	$95,800	—	—	$48,864	$944,664

Kimberly D. Campos, Chief Admin. Officer, Chief Information Officer and Director	2024	$373,654	—	$150,010	—	$128,957	$26,073	$678,694
	2023	$340,000	$100,000	—	—	—	$74,611	$514,611
	2022	$315,000	$100,000	$47,900	—	—	$27,294	$490,194

(1)

The amounts reported in this column represent the aggregate grant date fair value of the PSUs and RSUs granted to the NEOs (see the “2024 Grants of Plan-Based Awards” table below for further details regarding the PSUs and RSUs granted in 2024). Grant date fair value is computed in accordance with FASB ASC Topic 718 without regard to forfeitures related to service-based vesting conditions. PSUs are reflected based on the probable outcome of the performance conditions at grant. For awards granted in 2024, assuming the maximum potential payouts, the amounts attributable to the PSUs in this column would be $1,750,008 for Mr. Donaghy, $1,000,000 for Mr. Downes, $187,513 for Mr. Wilcox and $93,756 for Ms. Campos. For additional information on the assumptions used in our equity award valuations, see Note 9 to our Financial Statements in our 2024 Annual Report filed with the SEC on February 28, 2025.

(2)	For further details regarding all other compensation contained in this column, see the “2024 All Other Compensation Table” below.

 2024 All Other Compensation Table

The following table sets forth amounts included in the “All Other Compensation” column in the “2024 Summary Compensation Table.”

	Insurance Premiums

Name	Medical/ Dental	Life/ Disability/ Other	401(k) Match	Auto Allowance and Related Expenses	Total
Stephen J. Donaghy	$18,957	$25,819	$17,250	$7,500	$69,526
Sean P. Downes	$36,285	$35,632	$17,250	$6,000	$95,167
Frank C. Wilcox	$11,824	$20,622	$17,250	$7,200	$56,896
Kimberly D. Campos	$7,726	$8,932	—	$9,415	$26,073

 2024 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2024.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)
Stephen J. Donaghy	—	750,000	1,500,000	3,000,000	—	—	—	—	—
	3/27/2024	—	—	—	21,897	43,794	87,588	—	875,004
	3/27/2024	—	—	—	—	—	—	43,794	875,004
Sean P. Downes	—	500,000	1,000,000	2,000,000		—		—	—
	3/27/2024	—	—	—	12,513	25,025	50,050	—	500,000
	3/27/2024	—	—	—	—	—	—	25,025	500,000
Frank C. Wilcox	—	262,500	350,000	437,500	—	—	—	—	—
	3/27/2024	—	—	—	5,631	7,508	9,385	—	150,010
	3/27/2024	—	—	—	—	—	—	7,508	150,010
Kimberly D. Campos	—	93,750	125,000	156,250	—	—	—	—	—
	3/27/2024	—	—	—	2,816	3,754	4,693	—	75,005
	3/27/2024	—	—	—	—	—	—	3,754	75,005

(1)

Columns represent the threshold, target, and maximum annual cash incentive award payout for the January 1, 2024 - December 31, 2024 performance period. The actual 2024 annual cash incentive payouts were made in February 2025. and are reported in the “Non-Equity Incentive Plan Compensation” column in the “2024 Summary Compensation Table.”

(2)

These PSUs vest based upon the level of achievement with respect to pre-established company performance objectives over a three-year performance period, with 50% vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance for Messrs. Donaghy and Downes and, with 75% vesting for threshold performance, 100% vesting for target performance and 125% vesting for maximum performance for Mr. Wilcox and Ms. Campos. See note (1) of the “2024 Summary Compensation Table” for additional information about these awards.

(3)	These RSUs vest ratably on March 27 of each of 2025, 2026 and 2027.

(4)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, without regard to forfeitures related to service-based vesting conditions. See note (1) of the “2024 Summary Compensation Table” above for a discussion of the relevant assumptions used in calculating these amounts.

 2024 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised options, and unvested RSUs and PSUs held by the Named Executive Officers as of December 31, 2024.

	Options Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Stephen J. Donaghy	286,046	—		16.92	4/7/2030	—		—	—		—

	375,294	—		14.75	3/1/2031	—		—	—		—

	166,667	83,333	(2)	11.80	3/2/2032	—		—	—		—

	—	—		—	—	84,885	(3)	1,787,678	—		—

	—	—		—	—	—		—	95,838	(4)	2,018,348

	—	—		—	—	—		—	87,588	(5)	1,844,603

	—	—		—	—	31,946	(6)	672,783	—		—

	—	—		—	—	43,794	(7)	922,302	—		—

Sean P. Downes	66,666	—		19.52	2/28/2026	—		—	—		—

	150,000	—		19.52	2/28/2026	—		—	—		—

	433,334	—		27.20	1/20/2027	—		—	—		—

	100,991	—		31.64	3/14/2029	—		—	—		—

	221,294	—		18.23	4/30/2030	—		—	—		—

	166,667	83,333	(8)	13.19	4/7/2032	—		—	—		—

	—	—		—	—	56,589	(3)	1,191,764

	—	—		—	—	—		—	54,764	(4)	1,153,330

	—	—		—	—	—		—	50,050	(5)	1,054,053
	—	—		—	—	18,254	(6)	384,429	—		—

	—	—		—	—	25,025	(7)	527,027	—		—

Frank C. Wilcox	25,000	—		31.64	3/14/2029	—		—	—		—

	104,138	—		18.23	4/30/2030	—		—	—		—

	—	—		—	—	—		—	9,385	(5)	197,648

	—	—		—	—	7,508	(7)	158,118	—		—

	—	—		—	—	3,333	(9)	70,193	—		—

Kimberly D. Campos	—	—		—	—	—		—	4,693	(5)	98,835

	—	—		—	—	3,754	(7)	79,059	—		—

	—	—		—	—	1,666	(9)	35,086	—		—

(1)	Calculated based on closing stock price of $21.06 on December 31, 2024.

(2)	The options held by Mr. Donaghy with an exercise price of $11.80 vested on March 2, 2025.

(3)

The 2022 PSUs granted to Messrs. Donaghy and Downes on June 14, 2022 are shown at the final certified performance for these awards. In February 2025, the Compensation Committee certified the Company’s performance relative to the three-year performance goal (2022-2024) established for this award and approved a payout equal to 138% of the target number of shares awarded.

(4)

The 2023 PSUs granted to Messrs. Donaghy and Downes on March 30, 2023 are earned based upon the level of achievement with respect to pre-established company performance objectives over a three-year performance period, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The values above reflect maximum performance, pursuant to SEC requirements.

(5)

The 2024 PSUs granted to the Named Executive Officers on March 27, 2024 are earned based upon the level of achievement with respect to pre-established company performance objectives over a three-year performance period, with 50% vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance for Messrs. Donaghy and Downes and with 75% vesting for threshold performance, 100% vesting for target performance and 125% vesting for maximum performance for Mr. Wilcox and Ms. Campos. The values above reflect maximum performance pursuant to SEC requirements.

(6)	The RSUs granted to Messrs. Donaghy and Downes on March 30, 2023 are subject to time-based vesting conditions, and ratably vest on March 30 of each of 2025 and 2026.

(7)	The RSUs granted to the Named Executive Officers on March 27, 2024 are subject to time-based vesting conditions, and ratably vest on March 27 of each of 2025, 2026 and 2027.

(8)	The options held by Mr. Downes with an exercise price of $13.19 vested on April 7, 2025.

(9)	The RSUs held by Mr. Wilcox and Ms. Campos are subject to time-based vesting conditions and vest on December 16, 2025.

 Option Exercises and Stock Vested

The following table sets forth information regarding stock awards held by the Named Executive Officers that vested during the year ended December 31, 2024. The amounts shown reflect the number of units vesting multiplied by the closing price per share on the applicable vesting date. No Named Executive Officers exercised any stock options during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Stephen J. Donaghy (1)	15,973	$317,703

Sean P. Downes (2)	22,800	$470,445

Frank C. Wilcox (3)	6,666	$140,853

Kimberly D. Campos (3)	3,333	$70,426

(1)	With respect to Mr. Donaghy, these RSUs were cash settled based on the closing market price per share of $19.89 on April 1, 2024.

(2)

With respect to Mr. Downes, 9,128 RSUs were cash settled based on the closing market price per share of $19.89 on April 1, 2024 and 13,672 RSUs were settled in stock based on the closing market price per share of $21.13 on December 16, 2024.

(3)	With respect to Mr. Wilcox and Ms. Campos, these RSUs were settled in stock based on the closing market price per share of $21.13 on December 16, 2024 and December 17, 2024.

 Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of each NEO’s employment agreement, as well as the terms of equity award agreements that are material to the treatment of the awards upon termination or a change in control in effect in 2024.

Amended and Restated Donaghy Employment Agreement

Mr. Donaghy’s employment agreement was amended and restated effective April 7, 2022.

Base Salary: Mr. Donaghy’s amended and restated employment agreement provides for a $1 million base salary, which will not be increased or decreased during the term of his agreement.

Annual Cash Incentive Award: Mr. Donaghy’s amended and restated employment agreement provides for an annual cash incentive for each calendar year with a threshold opportunity of 75% of base salary, a target opportunity of 150% of base salary and a maximum opportunity of 300% of base salary, based on the level of achievement with respect to annual company and individual performance-based objectives for such calendar year.

Annual Long-Term Equity Incentive Awards: Pursuant to Mr. Donaghy’s amended and restated employment agreement, he is eligible to receive an annual grant of restricted share units with a target value of $1,750,000, at least 50% of which must be performance-based and no more than 50% of which may be time-based. The performance-based component of his equity incentive opportunity is based upon the level of achievement with respect to pre-established Company performance objectives over a three-year performance period, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The time-based component of his equity incentive opportunity will vest in 1/3 increments annually over three years.

If Mr. Donaghy is terminated without cause or resigns for good reason (as such terms are defined in his agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual cash incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

In the event of a change in control (as defined in his agreement), if Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any annual cash incentive paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.

If Mr. Donaghy becomes disabled, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual cash incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Donaghy is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of two years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Downes Employment Agreement

Mr. Downes’s employment agreement provides that he will serve as the Executive Chairman of the Board. Pursuant to his agreement, Mr. Downes is entitled to receive $1 million in annual base salary and a target annual cash incentive award of 100% of base salary and 200% of base salary for maximum performance, with the actual annual cash incentive award payable to be determined based on factors the Compensation Committee determines to be appropriate, including, but not limited to, the Company’s performance with respect to financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company. Notwithstanding these provisions, the Compensation Committee has determined and Mr. Downes has agreed that his short-term cash incentive and long-term equity incentive compensation will be based on the same annual cash incentive plan and RSU/PSU program design we provide for our CEO.

If Mr. Downes is terminated without cause or resigns for good reason (as such terms are defined in his agreement), he would be entitled to a lump-sum cash amount equal to the sum of 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual cash incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year.

In the event of a change in control (as defined in his agreement), if Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to (i) 24 months’ base salary, plus (ii) two times any annual cash incentive award paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and remain outstanding for one year following termination. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes becomes disabled, then the Company would be entitled to suspend his status as Executive Chairman of the Board, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual cash incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options held by Mr. Downes.

Mr. Downes is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Wilcox Employment Agreement

Mr. Wilcox’s employment agreement was amended and restated, effective January 1, 2024, and provides that he will continue to serve as the Company’s Chief Financial Officer until December 31, 2025, unless earlier terminated in accordance with its terms, with the following key terms:

Base Salary. Mr. Wilcox will receive a base salary of $600,000 for each contract year. The base salary is subject to adjustment by the Compensation Committee based on the recommendation of the CEO.

Annual Cash Incentive Award. Mr. Wilcox is eligible to receive an annual cash incentive award based upon the level of achievement with respect to annual Company and individual performance objectives for such calendar year. The annual cash incentive for each calendar year shall be $262,500 for threshold performance, $350,000 for target performance, and $437,500 for maximum performance.

Annual Long-Term Equity Incentive Awards. Mr. Wilcox is eligible to receive an annual equity incentive grant with a target value of $300,000. No more than 50% of the annual equity incentive grant will be in the form of RSUs subject to time-based vesting conditions, and no less than 50% of the grant will be in the form of PSUs subject to performance-based vesting conditions. The PSUs vest based upon the level of achievement with respect to pre-established Company performance objectives during a three-year performance period, with 75% vesting for threshold performance, 100% vesting for target performance and 125% vesting for maximum performance. The RSUs will vest in 1/3 increments annually over three years.

Termination. If Mr. Wilcox is terminated for any reason, he will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Mr. Wilcox is terminated without Cause (as defined in his agreement), he will also receive a (i) lump-sum cash payment equal to (a) 50% of his annual base salary plus (b) the cost of six months of COBRA coverage and (ii) a pro rata portion of the annual cash incentive award for the year of termination or resignation calculated on the basis of the Company’s actual performance for such year, prorated based on the number of days elapsed in such year through the date of termination for the remaining portion of such year, subject to his execution of a general release of claims in favor of the Company.

If Mr. Wilcox is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a lump sum cash payment equal to unpaid salary from date of termination through the last day of the month in which Mr. Wilcox died or became disabled.

Mr. Wilcox is subject to a non-compete provision that prohibits him from engaging in certain competitive activities during the Term and for a period of 12 months following his termination. His agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Campos Employment Agreement

Ms. Campos’s employment agreement was amended and restated, effective January 1, 2024, and provides that she will continue to serve as the Company’s Chief Administrative Officer and Chief Information Officer until December 31, 2025, unless earlier terminated in accordance with its terms, with the following key terms:

Base Salary. Ms. Campos will receive a base salary of $375,000 for each contract year. The base salary is subject to adjustment by the Company’s Compensation Committee based on the recommendation of the CEO.

Annual Cash Incentive Award. Ms. Campos is eligible to receive an annual cash incentive award based upon the level of achievement with respect to annual Company and individual performance objectives for such calendar year. The annual cash incentive award for each calendar year shall be $93,750 for threshold performance, $125,000 for target performance, and $156,250 for maximum performance.

Annual Long-Term Equity Incentive Awards. Ms. Campos is eligible to receive an annual equity incentive grant with a target value of $150,000. No more than 50% of the grant will be in the form of RSUs subject to time-based vesting conditions, and no less than 50% of the grant will be in the form of PSUs subject to performance-based vesting conditions. The PSUs vest based upon the level of achievement with respect to pre-established Company performance objectives during a three-year performance period, with 75% vesting for threshold performance, 100% vesting for target performance and 125% vesting for maximum performance. The RSUs will vest in 1/3 increments annually over three years.

Termination. If Ms. Campos is terminated for any reason, she will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Ms. Campos is terminated without Cause (as defined in her agreement), she will also receive a (i) lump-sum cash payment equal to (a) 50% of her annual base salary plus (b) the cost of six months of COBRA coverage and (ii) a pro rata portion of the annual cash incentive award for the year of termination or resignation calculated on the basis of the Company’s actual performance for such year, prorated based on the number of days elapsed in such year through the date of termination for the remaining portion of such year, subject to her execution of a general release of claims in favor of the Company.

If Ms. Campos is terminated due to disability or dies, she or her estate, respectively, would be entitled to receive a lump sum cash payment equal to unpaid salary from the date of termination through the last day of the month in which Ms. Campos died or became disabled.

Covenants. Ms. Campos is subject to a non-compete provision that prohibits her from engaging in certain competitive activities during the Term and for a period of 12 months following her termination. Her agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Equity Award Agreements

Pursuant to the terms of their equity award agreements, all unvested RSUs and PSUs will vest in full (with the PSUs vesting at target level) in the event of a Named Executive Officer’s termination of employment by the Company without cause (or, for Messrs. Donaghy and Downes, or with respect to unvested RSUs granted to Mr. Wilcox and Ms. Campos in 2022 (the “2022 RSUs”), due to a resignation for good reason) or, except with respect to the 2022 RSUs (which will be forfeited upon such a termination), due to the Named Executive Officer’s disability (as such terms are defined in the applicable award agreement), death or retirement at age 59 1⁄2 or later with at least 15 years of service with the Company. Mr. Donaghy was the only Named Executive Officer eligible for retirement in 2024.

Unvested stock options held by Messrs. Donaghy and Downes vest with respect to the number of stock options that would have vested had Messrs. Donaghy and Downes been continuously employed through the end of the one-year period following date of their termination of employment by the Company without cause or their resignation for good reason (as such terms are defined in the applicable award agreement). Mr. Donaghy is also entitled to the same treatment in the case of his death or disability. If Messrs. Donaghy or Downes is terminated without cause or resigns for good reason within 24 months after a change in control (as defined in the applicable award agreement), all unvested stock options will vest in full. The stock options that vest pursuant to one of the foregoing events will remain exercisable for up to one year following termination.

 2024 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our NEOs would have been entitled assuming a termination or change in control had occurred as of December 31, 2024.

Name	Benefit (1)		Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)	Upon Retirement (7)
Stephen J. Donaghy	Base Salary		$1,000,000		$2,000,000	—	—	—

	Annual Incentive Award		$1,689,910		$2,934,836	$1,689,910	$1,689,910	—

	Equity Compensation	(5)	$5,593,963		$5,593,963	$5,593,963	$5,593,963	$4,822,299

	COBRA Payments		$39,385	(6)	—	—	—	—

Sean P. Downes	Base Salary		$1,000,000		$2,000,000	—	—	—

	Annual Incentive Award		1,326,606		1,956,556	$1,326,606	$1,326,606	—

	Equity Compensation	(5)	$3,534,797		$3,534,797	$2,878,965	$2,878,965	—

	COBRA Payments		$56,713	(6)	—	—	—	—

Frank C. Wilcox	Base Salary		$298,077		$298,077	—	—	—

	Annual Incentive Award		$361,078		$361,078	—	—	—

	Equity Compensation	(5)	$386,429		$386,429	$316,236	$316,236	—

	COBRA Payments		$16,126	(6)	$16,126

Kimberly D. Campos	Base Salary		$186,827		$186,827	—	—	—

	Annual Incentive Award		$128,957		$128,957	—	—	—

	Equity Compensation	(5)	$193,204		$193,204	$158,118	$158,118	—

	COBRA Payments		$14,077	(6)	$14,077

(1)

If the payments and benefits to a Named Executive Officer under his or her respective employment agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of their employment agreements.

(2)

For each of Messrs. Donaghy and Downes, the amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2024, and no prior change in control, and represent (i) a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage (which amounts are included separately), (ii) a pro rata portion of his annual cash incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, each of (i) and (ii) subject to his execution of a general release of claims in favor of the Company, and (iii) the value of any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date, and the value of any unvested RSUs and PSUs, which will fully vest as of the termination date (the PSUs would vest at the target level). For Mr. Wilcox and Ms. Campos, the amounts in this column assume a termination of employment without “cause” on December 31, 2024, and no prior change in control, and represent (i) a lump-sum cash amount equal to 50% of his or her annual base salary and six months of COBRA coverage (which amounts are included separately), (ii) a pro rata portion of his or her annual cash incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, each of (i) and (ii) subject to his execution of a general release of claims in favor of the Company, and (iii) the value of any unvested RSUs and PSUs, which will fully vest as of the termination date (the PSUs would vest at the target level).

(3)

For each of Messrs. Donaghy and Downes, the amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2024, upon or within 24 months after a change in control, and represent (i) two times his then-annual rate of base salary, (ii) two times any annual cash incentive paid for the calendar year prior to the change in control, each of (i) and (ii) subject to his execution of a general release of claims in favor of the Company, and (iii) the value of all of his unvested equity compensation (stock options RSUs and PSUs), which would immediately vest (the PSUs would vest at the target level) and/or become exercisable with options remaining exercisable for up to one year following termination. For Mr. Wilcox and Ms. Campos, the amounts in this column assume a termination of employment without “cause” on December 31, 2024, upon or within 24 months after a change in control, and represent the value of all of his or her unvested equity compensation (RSUs and PSUs), which would immediately vest (the PSUs would vest at the target level). In the event of a resignation for Good Reason, only Mr. Wilcox and Ms. Campos’ 2022 RSUs would vest.

(4)

The amounts in this column represent the annual cash incentive award and the value of unvested RSUs (for Mr. Wilcox and Ms. Campos, the unvested RSUs granted in 2024 only) and PSUs, which will fully vest (the PSUs would vest at the target level), and, for Messrs. Donaghy and Downes, the intrinsic value of unvested stock options that would have vested had Messrs. Donaghy and Downes been continuously employed through the end of the one-year period following the termination date, with the stock options remaining exercisable for up to one year following termination. All unvested stock options held by Messrs. Donaghy and Downes on December 31, 2024 are scheduled to vest within such one-year period.

(5)

Values reflect the “intrinsic value” as of December 31, 2024 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 31, 2024, the last trading day of fiscal 2024, of $21.06, and in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested in the event of a termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2024, see the 2024 Outstanding Equity Awards at Year-End table above.

(6)

Messrs. Donaghy and Downes are also entitled to up to 12 months of COBRA payments in the event of a termination of employment without cause or for good reason. Mr. Wilcox and Ms. Campos are also entitled to up to 6 months of COBRA payments in the event of a termination of employment without cause.

(7)

The amount in this column assumes a termination of employment due to the Named Executive Officer’s retirement on December 31, 2024 at age 59.5 or later with at least 15 years with the Company, and represents the value of unvested RSUs and PSUs, which will fully vest (the PSUs would vest at the target level). Only Mr. Donaghy was eligible for retirement on December 31, 2024.

 CEO Pay Ratio

For 2024:

•	the annual total compensation of the median compensated of all employees of our Company (other than our CEO) was $92,758; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,509,444.

Based on this information, for 2024, the ratio of the annual total compensation of Mr. Donaghy, our CEO, to the annual total compensation of the median compensated of all Company employees (other than Mr. Donaghy), calculated in a manner consistent with Item 402(u) of Regulation S-K, was 49 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2024 and compensation for the period of January 1, 2024 through December 31, 2024 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2024 year in accordance with the requirements of Item 402(c) of Regulation S-K.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

 Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
“Compensation actually paid” does not represent the value of cash and shares of the company’s common stock received by NEOs during the year, but rather is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, “compensation actually paid” amounts below differ from compensation actually received by the individuals described in the “Compensation Discussion and Analysis” section of this Proxy Statement. Due to inadvertent calculation errors, dividend equivalents paid on stock awards were incorrectly added as a separate adjustment in the 2023 Pay versus Performance table in our 2024 Proxy Statement, which was unnecessary because the value of dividend equivalents paid on such awards were already included in the calculation of the fair value of such awards as of each a pplicabl
e valuation date. The calculations have been corrected as shown below.
2024 Pay Versus Performance Table

			Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs	Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO			Company TSR	Peer Group TSR	Net Income (Loss)	Net Operating Ratio
	(1)	(2)	(1)	(2)	(3)	(3)		(4)

2024	$4,509,444	$7,296,709	$1,804,872	$2,587,800	$96.21	$178.32	$58,928,000	94.0%

2023	$4,287,954	$6,885,029	$1,605,915	$2,143,829	$70.35	$139.85	$66,823,000	93.3%

2022	$3,578,393	$1,915,799	$1,507,019	$1,202,603	$44.50	$124.27	$(22,257,000)	100.7%

2021	$3,540,457	$3,217,916	$723,930	$547,174	$66.88	$119.69	$20,407,000	97.4%

2020	$3,322,914	$2,672,083	$2,196,691	$1,215,000	$56.51	$97.21	$19,105,000	104.2%

(1)
The CEO for each year reported was Stephen J. Donaghy. The NEOs other than the CEO (the “Other NEOs”), for each year reported are as follows: (i) for 2024, 2023 and 2022, Sean P. Downes (Executive Chairman), Frank C. Wilcox (CFO) and Kimberly D. Campos (CIO and CAO); and (ii) for 2021 and 2020, Sean P. Downes (Executive Chairman), Jon W. Springer (Chief Risk Officer), Frank C. Wilcox (CFO) and Kimberly D. Campos (CIO and CAO).

(2)
SEC rules require certain adjustments be made to the “2024 Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “2024 Pay Versus Performance Table” above. The following table outlines the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the Other NEOs):

Equity Compensation Adjustments

Year	Executives	Summary Compensation Table Total	Deduct Grant Date Fair Value of Equity Awards as Reported in Summary Compensation Table	Add Year- End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	Add (or Deduct if Negative) Change in Value from Prior Year- End to Year End of Unvested Equity Awards Granted in Prior Years	Add Fair Value as of the Vesting Date of Equity Awards Granted and Vested in Year	Add (or Deduct if Negative) Change in Fair Value from Prior Year-End to Vesting Date of Equity Awards Granted in Prior Years which Vested in Year	Deduct the Fair Value for Equity Awards Granted in a Prior Year not Meeting Vesting Con dit ions During the Year	Compensation Actually Paid

2024	CEO	$4,509,444	$(1,750,008)	$1,844,603	$2,479,865	$—	$212,805	$—	$7,296,709

	Other NEOs	$1,804,872	$(483,343)	$509,469	$637,416	$—	$119,386	$—	$2,587,800

2023	CEO	$4,287,954	$(1,750,002)	$1,531,491	$1,286,845	$—	$1,528,741	$—	$6,885,029

	Other NEOs	$1,605,915	$(333,330)	$291,710	$304,257	$—	$275,277	$—	$2,143,829

2022	CEO	$3,578,393	$(1,057,829)	$962,078	$(1,051,176)	$—	$(515,667)	$—	$1,915,799

	Other NEOs	$1,507,019	$(551,639)	$380,741	$(90,247)	$44,027	$(87,298)	$—	$1,202,603

2021	CEO	$3,540,457	$(2,468,000)	$1,816,951	$126,130	$250,750	$(48,372)	$—	$3,217,916

	Other NEOs	$723,930	$(63,413)	$63,750	$12,776	$—	$(57,940)	$(131,929)	$547,174

2020	CEO	$3,322,914	$(2,269,000)	$1,428,169	$—	$423,000	$(233,000)	$—	$2,672,083

	Other NEOs	$2,196,691	$(883,696)	$422,530	$(532,056)	$258,054	$(246,523)	$—	$1,215,000

(3)
TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019 and assumes all dividends were reinvested. The peer group TSR represents TSR of the S&P Insurance Select Industry Index.

(4)	Refer to “2024 Performance Measures” below for an understanding of how this metric is calculated.
Relationship between “compensation actually paid” and performance measures
As described in the “Compensation
Discussion
and Analysis” section of this Proxy
Statement
, we believe that the compensation
provide
d to the NEOs for 2024 is aligned with our
pay-for-performance
philosophy and o
u
r overall business performance, and that our executive compensation program reflects a variable pay-for-performance
philosophy. While we utilize several performance measures to align executive compensation with our performance, all of those measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR and Peer Group TSR

Compensation Actually Paid Versus TSR
Compensation Actually Paid
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
Cumulative TSR
200
180
160
140
120
100
80
60
40
20
0
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
CEO CAP
Average Other NEO CAP
Company Cumulative TSR
S&P Insurance Select Industry Index Cumulative TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid Versus Net Income
Compensation Actually Paid
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
Net Income (Loss)
80,000,000
70,000,000
60,000,000
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
0
(10,000,000)
(20,000,000)
(30,000,000)
FY 2020
FY 2021
FY 2022
FY 2023
FY2024
CEO CAP
Average Other NEO CAP
Net Income (Loss)

Compensation Actually Paid and Net Operating Ratio

Compensation Actually Paid Versus Net Operating Ratio
Compensation Actually Paid
Net Operating Ratio
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
106%
104%
102%
100%
98%
96%
94%
92%
90%
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
CEO CAP
Average Other NEO CAP
Net Operating Ratio

2024 Performance Measures
For performance year 2024, the performance measures listed below were the most important ones used by the Compensation Committee to link NEOs’ 2024 compensation actually paid to Company performance.

Performance Measures

Net operating ratio	Numerator of this ratio is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

GPW growth	Growth in gross premiums written (“GPW”).

3-year adjusted book value per share growth	Excludes cumulative dividends declared and accumulated other comprehensive income.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Plante & Moran, PLLC (“Plante & Moran”) as our independent registered public accounting firm for 2025. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2025, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

 Independent Auditor

The Audit Committee retained Plante & Moran to audit our consolidated and combined financial statements for 2024. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2024. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

 Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2024, the Audit Committee approved Plante & Moran’s provision of audit and audit-related services as well as tax services, based on its conclusion that the provision of tax services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

 Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran for the years ended December 31, 2024 and 2023.

	For the Years Ended December 31,
	2024	2023

Audit fees	$892,000	$851,000

Audit-related fees	114,560	109,120

Tax fees	112,000	106,400

All other fees	—	—

Total fees	$1,118,560	$1,066,520

In the table above, in accordance with SEC rules, “Audit fees” are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K of the applicable year and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of the applicable year, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees that we paid to Plante & Moran for assurance and related services that were reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.” “Tax fees” are fees that we paid to Plante & Moran for tax compliance, tax advice and tax planning.

 Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2024, which include the balance sheets of the Company as of December 31, 2024 and 2023, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2024, 2023 and 2022 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2024, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB regarding Plante & Moran’s communications with the Audit Committee concerning independence and discussed with Plante & Moran its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

THE AUDIT COMMITTEE

Richard D. Peterson, Chair

Shannon A. Brown

Ozzie A. Schindler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Executive Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions since January 1, 2024, which are known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Sean McCahill, the son of Francis X. McCahill, III, an independent director of the Company who was elected to the Board on August 2, 2021, is a Vice President of Clovered, Inc., a wholly-owned subsidiary of the Company. He joined the Company in May 2016. As Vice President, Mr. Sean McCahill is entitled to an annual base salary of $235,000, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and life insurance benefits. Mr. Sean McCahill is entitled to participate in benefit plans generally available to employees in similar positions and in equity incentive plans available to employees, including the Omnibus Plan. Mr. Sean McCahill received $429,100 in salary, bonus, annual equity incentive grant and benefits in 2024.

Ryan Donaghy, the son of Stephen J. Donaghy, our Chief Executive Officer and director of the Company, is a Senior Software Developer at Evolution Risk Advisors, a wholly-owned subsidiary of the Company; he joined the Company in August 2004. As Senior Software Developer, Mr. Ryan Donaghy is entitled to an annual base salary of $165,485, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance. Mr. Ryan Donaghy is entitled to participate in equity incentive plans available to employees, including the Omnibus Plan and participation in the Company’s 401(k) plan. Mr. Ryan Donaghy received $248,600 in salary, annual equity incentive grant, bonus and benefits in 2024.

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 14, 2025 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

 Ownership of Series A Preferred Stock

As of April 14, 2025, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer. Each share of Series A Preferred Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

 Ownership of Common Stock

As of April 14, 2025, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)

Beneficial Owners of More than 5% of Our Common Stock

BlackRock, Inc. (4)	2,071,555	7.3%

Donald Smith & Co., Inc. (5)	1,720,519	6.1%

Dimensional Fund Advisors LP (6)	1,598,720	5.7%

The Vanguard Group (7)	1,503,081	5.3%

Named Executive Officers and Directors

Carol G. Barton	—	*

Shannon A. Brown (8)	7,496	*

Scott P. Callahan (9)	23,869	*

Kimberly D. Campos	7,872	*

Stephen J. Donaghy (10)	1,600,328	5.7%

Sean P. Downes (11)	2,224,825	7.9%

Marlene M. Gordon (12)	19,833	*

Francis X. McCahill III (13)	20,833	*

Richard D. Peterson (14)	24,082	*

Michael A. Pietrangelo (15)	83,565	*

Ozzie A. Schindler (16)	35,562	*

Jon W. Springer (17)	358,228	1.3%

Frank C. Wilcox (18)	259,237	*

Executive officers and directors as a group (13 people) (19)	4,665,730	16.6%

(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 14, 2025, upon the exercise of stock options, time-vested restricted stock awards, or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options, time-vested restricted stock awards and preferred stock that are held by such person (but not those held by any other person) and that are exercisable, vested or convertible within 60 days from April 14, 2025, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G/A filed with the SEC on January 26, 2024 in which BlackRock, Inc. reported that, as of December 31, 2023, it had sole voting power as to 2,016,640 shares and sole dispositive power as to 2,071,555 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(5)

Based solely on a Schedule 13G filed with the SEC on February 14, 2025 by Donald Smith & Co., Inc. (“Donald Smith”) for itself and on behalf DSCO Value Fund, L.P. (“DSCO Value Fund”), Donald Smith reported that, as of December 31, 2024, it had (i) sole voting power as to 1,570,955 shares (ii) shared voting power as to 1,585,419 shares, (iii) sole dispositive power as to 1,706,055 shares, and (iv) shared dispositive power as to 1,720,519 shares. The aforementioned Schedule 13G also indicates that as of December 31, 2024, DSCO Value Fund had (1) sole voting power as to 14,464 shares, (ii) shared voting power as to 1,585,419 shares, (iii) sole dispositive power as to 14,464 shares, and (iv) shared dispositive power as to 1,720,519 shares. The address of Donald Smith is 152 W. 57th Street, 29th Floor, New York, NY 10019.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2024 in which Dimensional Fund Advisors LP reported as of December 29, 2023, it had sole voting power as to 1,564,049 shares and sole dispositive power as to 1,598,720 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(7)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 in which The Vanguard Group reported that as of December 29, 2023, it had shared voting power as to 34,933 shares, sole dispositive power as to 1,443,187 shares and shared dispositive power as to 59,894 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(8)	Includes 3,491 time-vested restricted stock awards held by Mr. Brown.

(9)	Includes 3,491 time-vested restricted stock awards held by Mr. Callahan.

(10)	Includes options held by Mr. Donaghy to convert and purchase an aggregate of 911,340 shares of common stock.

(11)	Includes options held by Mr. Downes to convert and purchase an aggregate of 1,222,285 shares of common stock.

(12)	Includes 3,491 time-vested restricted stock awards held by Ms. Gordon.

(13)	Includes 3,491 time-vested restricted stock awards held by Mr. McCahill.

(14)	Includes 3,491 time-vested restricted stock awards held by Mr. Peterson.

(15)	Includes 3,491 time-vested restricted stock awards held by Mr. Pietrangelo.

(16)	Includes 3,491 time-vested restricted stock awards held by Mr. Schindler.

(17)	Includes 3,491 time-vested restricted stock awards held by Mr. Springer.

(18)	Includes options held by Mr. Wilcox to purchase an aggregate of 129,138 shares of common stock.

(19)	See footnotes (2) and (8) – (18) above.

INFORMATION ABOUT ANNUAL MEETING AND VOTING PROCEDURES; SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, and Gary Lloyd Ropiecki, our Secretary and Principal Accounting Officer, as the lawful proxies for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record in the form of a Voting Instruction Form that you must fill out in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under NYSE rules, the organization that holds your shares is not permitted to vote on certain matters, including the election of directors, and may determine not to vote your shares at all. In order to ensure that your shares are voted on all matters presented at the Annual Meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Shareholders Entitled to Vote

The record date for the meeting is April 14, 2025. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	54	28,190,120
Series A Preferred Stock	1	9,975

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An inspector will certify the results of the vote regarding the election of directors.

Voting Options for Each Proposal at the Annual Meeting

With respect to Proposal 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.

With respect to Proposals 2 and 3, you may vote “FOR” or “AGAINST” such proposals or you may “ABSTAIN” from voting.

Votes Required to Pass Each Proposal

Proposals 1, 2, and 3 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Board Voting Recommendations for Each Proposal

The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Proposal 1)
•	“FOR” the approval of the compensation paid to our Named Executive Officers (Proposal 2)
•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2025 fiscal year (Proposal 3)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.

If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on a proposal and will not have any impact on the voting results of a proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2025 fiscal year (Proposal 3) is expected to be considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. Broker non-votes are not considered “votes cast” on a proposal and will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. We may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the 2024 Annual Report and the Notice of 2025 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where You Can Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR 2024 ANNUAL REPORT ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM ON APRIL 25, 2025.

We will promptly send a copy of our 2024 Annual Report to you without charge upon written request by mail to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholder Proposal Deadline for 2026 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2026 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 26, 2025.

In addition, a shareholder may wish to have a proposal presented at the 2026 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2026 Annual Meeting of Shareholders must be delivered to the Company between March 14, 2026 and April 13, 2026. In addition to satisfying the deadlines under the advance notice procedures of our bylaws, a shareholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions of the bylaws must provide notice to the Secretary of the Company regarding such intent no later than April 13, 2026.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer

April 25, 2025

UNIVERSAL INSURANCE HOLDINGSP.O. BOX8016, CARY, NC 27512-9903 Your voteMatters! Have your ballot ready and please use one of the methods below for easy voting:Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Universal Insurance Holdings, Inc. Annual Meeting of Stockholdersfor Stockholders of Record as of April 14, 2025 Thursday, June 12, 2025, 9:00 AM, Eastern TimeBoca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432Internet:www.proxypush.com/UVECast your vote onlineHave your Proxy Card readyFollow the simple instructions to record your votePhone:1-844-926-2197 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructionsMail:Mark, sign and date your Proxy CardFold and return your Proxy Card in the postage-paid envelope providedYOUR VOTE IS IMPORTANT!PLEASE VOTE BY: 9:00 AM, Eastern Time, June 12, 2025.This proxy is being solicited on behalf of the Board of DirectorsThe undersigned hereby appoints Frank C. Willcox and Gary L. Roplecki (the "Named Proxies"), and each of them with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote all shares of capital stock of Universal Insurance Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 AM, Eastern Time, on Thursday, June 12, 2025 at Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432 and at any adjournment or postponement thereof, including, without limitation, to vote for the election for such substitute nominee(s) for Director as such Named Proxies may select in the event that any nominee(s) named become(s) unable to serve.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 and FOR PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDECopyright (C) 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Universal Insurance Holdings, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of twelve directors.				
		FOR	AGAINST	ABSTAIN	
	1.01 Carol G. Barton	☐	☐	☐	FOR
	1.02 Shannon A. Brown	☐	☐	☐	FOR
	1.03 Scott P. Callahan	☐	☐	☐	FOR
	1.04 Kimberly D. Campos	☐	☐	☐	FOR
	1.05 Stephen J. Donaghy	☐	☐	☐	FOR
	1.06 Sean P. Downes	☐	☐	☐	FOR
	1.07 Marlene M. Gordon	☐	☐	☐	FOR
	1.08 Francis X. McCahill, III	☐	☐	☐	FOR
	1.09 Richard D. Peterson	☐	☐	☐	FOR
	1.10 Michael A. Pietrangelo	☐	☐	☐	FOR
	1.11 Ozzie A. Schindler	☐	☐	☐	FOR
	1.12 Jon W. Springer	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	Advisory vote to approve the compensation of the Company's named executive officers as disclosed in the 2025 Proxy Statement.	☐	☐	☐	FOR
3.	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.	☐	☐	☐	FOR

Signature (and Title if applicable) Date

Signature (if held jointly) Date

UNIVERSAL INSURANCE HOLDINGSUniversal Insurance Holdings, Inc. Annual Meeting of StockholdersPlease make your marks like this: XThe Board of Directors Recommends a Vote "FOR" Each Nominee in Proposal 1 and "FOR" Proposals 2 and 3.PROPOSALYOUR VOTE1. Election of twelve directors.FOR AGAINST ABSTAN1.01 Carol G. Barton1.02 Shannon A. Brown1.03 Scott P. Callahan1.04 Kimberly D. Campos1.05 Stephen J. Donaghy1.06 Sean P. Downes1.07 Marlene M. Gordon1.08 Francis X. McCahill, III1.09 Richard D. Peterson1.10 Michael A. Pietrangelo1.11 Ozzie A. Schindler1.12 Jon W. SpringerFOR AGAINST ABSTAN2. Advisory vote to approve the compensation of the Company's named executive officers as disclosed in the 2025 Proxy Statement.3. Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.BOARD OF DIRECTORS RECOMMENDSFORFORFORFORFORFORFORFORFORFORFORFORFORFORCheck here if you would like to attend the meeting in person.Authorized Signatures - Must be completed for your instructions to be executed.Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.Signature (and Title if applicable)DateSignature (if held jointly)Date